Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Bruce L. Hartman

(413) 665-8306, Ext. 4414

The Yankee Candle Company, Inc. Reports

Fiscal 2008 Third Quarter Results

South Deerfield, MA – November 6, 2008 – Yankee Holding Corp. and The Yankee Candle Company, Inc. (“Yankee Candle” or the “Company”) today announced financial results for the third quarter ended September 27, 2008. Yankee Holding Corp. is a holding company formed in connection with the Company’s Merger with an affiliate of Madison Dearborn Partners, LLC on February 6, 2007 (the “Merger”), and is now the parent company of The Yankee Candle Company, Inc.

Total revenue for the third quarter was $181.1 million, a 3.0% increase from the prior year quarter. The increase in revenue was primarily due to increased sales in the Company’s domestic and European wholesale businesses and in new retail stores, offset in part by decreased comparable store sales in its Retail business. Comparable store sales in the Company’s Retail Segment, excluding its Consumer Direct business and Illuminations stores, decreased 8% over the prior year quarter. Total Retail comparable sales, including its Consumer Direct business and excluding its Illuminations stores, decreased 7% over the prior year quarter.

As a result of the Merger, the Company’s financial results as reported in accordance with United States generally accepted accounting principles (“GAAP”) include significant costs and expenses related to the Merger, including merger expenses and the impacts of required purchase accounting adjustments. As such, the Company ended the third quarter of 2008 with net income of $6.7 million compared with net income of $3.2 million in the third quarter of 2007. Excluding the Merger expenses and related purchase accounting adjustments, third quarter 2008 net income was $9.2 million compared to $5.8 million for the prior year quarter. A reconciliation is provided at the end of this press release.

The Company also presents EBITDA (earnings/loss before interest, income taxes, depreciation and amortization) and Adjusted EBITDA (as defined below) to provide investors with additional information to evaluate the Company’s operating performance and its ability to service its debt. EBITDA for the quarter was $43.6 million compared to $40.3 million for the prior year quarter. Adjusted EBITDA for the quarter was $44.4 million, or 24.5% of sales, compared to $41.7 million, or 23.7% of sales, for the prior year quarter. Reconciliations of third quarter results to EBITDA and Adjusted EBITDA, which are non-GAAP measures, are included at the end of this press release.

Craig Rydin, Chairman and Chief Executive Officer, commented, “We are pleased by our performance in the third quarter, particularly given the challenging macroeconomic headwinds we faced during the quarter. The $44.4 million of adjusted EBITDA we delivered was a 6.4% increase over the prior year quarter. The growth was driven by a continued focus on our differentiated multi-channel business model, the strength of our brand, the impact of our cost-containment efforts, and the dedication of our talented employees.”

Third Quarter Highlights:

•

Retail sales were $76.2 million, a decrease of $1.1 million from the third quarter of fiscal 2007. Comparable sales in the 417 Yankee Candle retail stores, including the South Deerfield and Williamsburg flagship stores, that have been open for more than one year decreased 8.0%.

•

Wholesale sales were $104.9 million in the third quarter, an increase of 6.4% above the prior year quarter. The increase in wholesale sales was primarily due to the initial rollout of a new customer in our National account channel. This rollout, coupled with increased sales in our European operations, helped minimize the impact of the decrease in sales resulting from the Linens ‘N Things bankruptcy.

•

During the third quarter ended September 27, 2008, the Company used cash from operations of $14.8 million, increasing total debt by $45.0 million and ending the quarter with total debt of approximately $1.2 billion and cash of $25.9 million. During the last twelve months, the Company has paid down approximately $46.6 million of its term debt.

•

As part of the recent disruption in the credit markets, during the quarter ended September 27, 2008, the Administrative Agent of our revolving credit facility, Lehman Commercial Paper, Inc. (“LCP”) declared bankruptcy. LCP’s share of the total revolving credit facility was 12% or $15.0 million. As a result of the bankruptcy, our ability to draw upon that portion of the revolving credit facility may be reduced. If we are unable to secure additional or substitute funding from other parties, our revolving credit facility would effectively be reduced from $125.0 million to $110.0 million. As of September 27, 2008, $89.0 million was outstanding under the revolving credit facility and there were outstanding letters of credit of $1.6 million, leaving availability of $34.4 million based on the $125.0 million facility. Not including LCP’s share of the remaining capacity under the revolving credit facility, our availability was $30.1 million at September 27, 2008.

Nine Months Ended September 27, 2008 Highlights:

As a result of the Merger, for the nine months ended September 29, 2007, the financial results being reported are the combined results of (i) The Yankee Candle Company, Inc. and its subsidiaries (the “predecessor entity”), for the period from December 31, 2006 to February 5, 2007 and (ii) Yankee Holding Corp. and its subsidiaries (the “successor entity”), for the period from February 6, 2007 to September 29, 2007.

•

Retail sales were $219.6 million for the first nine months of 2008, a 0.5% increase from the first nine months of fiscal 2007. Comparable sales in the Company’s retail stores, including the South Deerfield and Williamsburg flagship stores, that have been open for more than one year decreased 6%. Consumer Direct sales increased 8% over the first nine months of fiscal 2007. Including Consumer Direct, but excluding Illuminations, total retail comparable sales decreased 5%.

•	Wholesale sales were $229.9 million for the first nine months of fiscal 2008, a decrease of 1.7% from the first nine months of fiscal 2007.

•

For the nine months ended September 27, 2008, the Company incurred a net loss of $10.5 million compared with net loss of $36.0 million in the nine months ended September 29, 2007. Net loss prior to the impact of the Merger expenses and related purchase accounting was $3.5 million for the nine months ended September 27, 2008, compared to net income of $8.2 million for the nine months ended September 29, 2007.

•

For the nine months ended September 27, 2008, the Company generated EBITDA of $83.2 million compared to EBITDA of $35.7 million for the corresponding nine months in 2007. The increase in EBITDA was due primarily to transaction-related expenses and purchase accounting adjustments associated with the Merger recorded in the prior year numbers. For the nine months ended September 27, 2008, Adjusted EBITDA was $85.4 million compared to $93.4 million for the corresponding nine months in 2007. Merger-related expenses and purchase accounting adjustments for the nine months ended September 27, 2008 were $2.2 million as compared to $56.7 million for the nine months ended September 29, 2007.

•

As a result of the bankruptcy filing by Linens ‘N Things, a wholesale customer of the Company, in the second quarter the Company recorded a bad debt provision in the amount of $4.5 million relating to Linens’ pre-petition accounts receivable. Linens ‘N Things is now in the process of being liquidated.

•

In the second quarter the Company paid $9.5 million plus accrued interest of $0.4 million to repurchase $12.0 million of our senior subordinated notes in the open market. In connection with this early repurchase, the Company recorded a gain of $2.1 million, net of deferred financing costs written off in the amount of $0.4 million.

Craig Rydin concluded, “We are now in the midst of the very important holiday selling season. We understand that we are competing in an unprecedented consumer-challenged environment. The consumer is fragile and she is concerned about her near-term financial security. This consumer mindset is likely to result in a challenging holiday season for consumer-facing companies including Yankee Candle.”

Earnings Conference Call:

The Company will host a conference call to be broadcast via the Internet at 11:00 a.m. (EST) this morning to more fully discuss fiscal 2008 third quarter results. This call is being webcast by CCBN and can be accessed at The Yankee Candle Company’s web site at www.yankeecandle.com. Click on the “About Us” link, and then select the “Investor Information” link. Enter your registration information ten minutes prior to the start of the conference. The dial-in number is (866) 271-0675, for International Calls the dial-in number is (617) 213-8892. Participant Pass Code is 68830944.

About Yankee Candle

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry. Yankee has a 39-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. The Company sells its products through a North American wholesale customer network of 18,081 store locations, a growing base of Company owned and operated retail stores (485 located in 43 states as of September 27, 2008), direct mail catalogs, its Internet websites (www.yankeecandle.com,

www.illuminations.com and www.aromanaturals.com). Outside of North America, the Company sells its products primarily through its subsidiary, Yankee Candle Company (Europe), Ltd., which has an international wholesale customer network of 2,732 store locations and distributors covering approximately 20 countries.

This press release may contain certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for Fiscal 2008, and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the impact of our recent Merger with affiliated investment funds of Madison Dearborn Partners, LLC on our financial and operating results; the risk that the substantial indebtedness incurred in connection with the Merger, and the debt agreements entered into in connection therewith, might restrict our ability to operate our business and pursue certain business strategies; the risk that we may not be able to generate sufficient cash flows to meet our debt service obligations; the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on the price of our notes of seasonal, quarterly and other fluctuations in our business; the risk of any disruption in wax supplies; and other factors described or contained in the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, or the Registration Statement on Form S-4 filed on March 30, 2007 (Registration No. 333-141699-05), each on file with the Securities and

Exchange Commission. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

Yankee Holding Corp. and Subsidiaries

Consolidated Statements of Operations

(in thousands)

(Unaudited)

	Thirteen Weeks			Thirteen Weeks
	Ended			Ended
	September 27, 2008			September 29, 2007
Sales:
Retail	$76,162	42.06%		$77,245	43.94%
Wholesale	104,898	57.94%		98,570	56.06%

Total sales	181,060	100.00%		175,815	100.00%

Cost of sales	81,575	45.05%		78,162	44.46%

Gross profit	99,485	54.95%		97,653	55.54%

Selling expenses:
Retail	41,811	54.90	% (A)	42,993	55.66	% (A)
Wholesale	9,063	8.64	% (B)	8,537	8.66	% (B)

Total selling expenses	50,874	28.10%		51,530	29.31%

General & administrative expenses	15,388	8.50%		16,313	9.28%

Income from operations	33,223	18.35%		29,810	16.96%
Interest income	(5)	0.00%		(15)	-0.01%
Interest expense	23,104	12.76%		25,619	14.57%
Other expense (income)	52	0.03%		(35)	-0.02%

Income before provision for income taxes	10,072	5.56%		4,241	2.41%
Provision for income taxes	3,332	1.84%		1,047	0.60%

Net income	$6,740	3.72%		$3,194	1.82%

	Thirty Nine Weeks Ended September 27, 2008			Successor Period February 6, 2007 To September 29, 2007			Predecessor Period December 31, 2006 To February 5, 2007			Non-GAAP Combined Thirty Nine Weeks Ended September 29, 2007
Sales:
Retail	$219,554	48.85%		$191,855	48.10%		$26,530	49.70%		$218,385	48.29%
Wholesale	229,877	51.15%		206,993	51.90%		26,852	50.30%		233,845	51.71%

Total sales	449,431	100.00%		398,848	100.00%		53,382	100.00%		452,230	100.00%

Cost of sales	201,116	44.75%		217,189	54.45%		24,553	45.99%		241,742	53.46%

Gross profit	248,315	55.25%		181,659	45.55%		28,829	54.01%		210,488	46.54%

Selling expenses:
Retail	122,596	55.84	% (A)	106,872	55.70	% (A)	14,423	54.36	% (A)	121,295	55.54	% (A)
Wholesale	29,992	13.05	% (B)	21,711	10.49	% (B)	1,778	6.62	% (B)	23,489	10.04	% (B)

Total selling expenses	152,588	33.95%		128,583	32.24%		16,201	30.35%		144,784	32.02%
General & administrative expenses	44,493	9.90%		46,566	11.68%		13,828	25.90%		60,394	13.35%
Restructuring	1,475	0.33%		—	0.00%		—	0.00%		—	0.00%

Total administrative expenses	45,968	10.23%		46,566	11.68%		13,828	25.90%		60,394	13.35%

Income (loss) from operations	49,759	11.07%		6,510	1.63%		(1,200)	-2.25%		5,310	1.17%
Interest income	(22)	0.00%		(34)	-0.01%		(1)	0.00%		(35)	-0.01%
Interest expense	69,880	15.55%		67,061	16.81%		986	1.85%		68,047	15.05%
Gain on extinguishment of debt	(2,131)	-0.47%		—	0.00%		—	0.00%		—	0.00%
Other income	(72)	-0.02%		(722)	-0.18%		(15)	-0.03%		(737)	-0.16%

Loss before benefit from income taxes	(17,896)	-3.98%		(59,795)	-14.99%		(2,170)	-4.07%		(61,965)	-13.70%
Benefit from income taxes	(7,435)	-1.65%		(25,592)	-6.42%		(340)	-0.64%		(25,932)	-5.73%

Net loss	$(10,461)	-2.33%		$(34,203)	-8.58%		$(1,830)	-3.43%		$(36,033)	-7.97%

(A)	Retail selling expenses as a percentage of retail sales.
(B)	Wholesale selling expenses as a percentage of wholesale sales.

Yankee Holding Corp. And Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 27,	December 29,
	2008	2007
ASSETS
Current Assets:
Cash	$25,905	$5,627
Accounts receivable, net	73,118	52,126
Inventory	98,514	69,963
Prepaid expenses and other current assets	37,112	9,344
Deferred tax assets	10,266	18,271

Total Current Assets	244,915	155,331
Property and equipment, net	146,495	155,911
Marketable Securities	616	259
Deferred Financing Costs	25,195	28,654
Other Assets	1,425,612	1,435,642

Total Assets	$1,842,833	$1,775,797

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$46,360	$21,613
Accrued payroll	14,145	17,394
Accrued income taxes	—	15,755
Other accrued liabilities	44,667	56,406
Short-term debt	6,500	6,500

Total Current Liabilities	111,672	117,668
Deferred Compensation Obligation	754	410
Long-Term Debt	1,195,625	1,123,625
Deferred Rent	10,966	10,230
Deferred Tax Liability	111,720	105,565
Other Long-Term Liabilities	5,331	1,694
Stockholders’ Equity	406,765	416,605

Total Liabilities And Stockholders’ Equity	$1,842,833	$1,775,797

Yankee Holding Corp.

September 27, 2008 Earnings Release

Supplemental Data

	Quarter	Year to Date	Total
YCC Retail Stores	14	28	457
Illuminations Retail Stores	0	(2)	28
Total Retail Stores	14	26	485
Wholesale Customer Locations - North America	1,519	1,361	18,081
Wholesale Customer Locations - Europe	(298)	45	2,732
Square Footage - Gross	19,278	37,754	942,012
Square Footage - Selling	14,246	27,617	730,092
YCC Retail Comp Store Sales Change %	-8%	-6%
YCC Retail Comp Store Count	417	—	417
Total Comp Stores & Consumer Direct Sales Change %	-7%	-5%
Sales per Square Foot (1)		$554
Store Count		415
Average store square footage, gross (2)		1,643
Average store square footage, selling (2)		1,261
Gross Profit (3)
Retail $	$51,361	$142,176
Retail %	67.4%	64.8%
Wholesale $	$48,124	$106,139
Wholesale %	45.9%	46.2%
Segment Profit (3)
Retail $	$9,549	$19,580
Retail %	12.5%	8.9%
Wholesale $	$39,062	$76,147
Wholesale %	37.2%	33.1%
Depreciation & Amortization (3)	$11,539	$34,628
Inventory per Store, excluding Illuminations		$32,060
Inventory Turns		3.20 (4)
Capital Expenditures (3)	$6,422	$12,908

(1)	Trailing 12 months, stores open for full 12 months, excluding S. Deerfield/Williamsburg Flagships and Illuminations.
(2)	Excludes S. Deerfield and Williamsburg, VA Flagship stores. Includes Illuminations stores.
(3)	Dollars in thousands.
(4)	Based on a 13 month avg. inventory divided by 12 month rolling COGS. Calculation excludes the step-up of inventory related to the merger acquisition.

Reconciliation of EBITDA and Adjusted EBITDA

In addition to the results reported in accordance with GAAP, the Company has provided information regarding “EBITDA” and “Adjusted EBITDA”, both of which are non-GAAP financial measures. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to exclude non-recurring or non-cash items and any other similar charges deemed appropriate by the Company. In the present period, these include Merger related charges, the impact of purchase accounting adjustments and non-cash equity compensation expense. EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity. Following the Merger, we believe the presentation of EBITDA and Adjusted EBITDA provides useful information to investors regarding our results of operations because such presentation assists in analyzing and benchmarking the performance value of our business. We believe EBITDA and Adjusted EBITDA are useful to investors because they help enable investors to evaluate our business in the same manner as our management now evaluates our business following the Merger, and because these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. In addition, because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use Adjusted EBITDA for business planning purposes, to incent and compensate our management personnel and to measure our performance relative to that of our competitors. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. In evaluating our operating performance these measures should be used in conjunction with GAAP measures.

	Successor	Successor	Successor	Combined
	Thirteen weeks ended September 27, 2008	Thirteen weeks ended September 29, 2007	Thirty Nine weeks ended September 27, 2008	Thirty Nine weeks ended September 29, 2007
Net income (loss)	$6,740	$3,194	$(10,461)	$(36,033)

Income taxes (benefit)	3,332	1,047	(7,435)	(25,932)
Interest expense, net - excluding amortization of deferred financing fees	21,980	24,475	66,482	65,022
Amortization of deferred financing fees	1,119	1,129	3,376	2,990
Depreciation	7,047	7,063	21,126	20,663
Amortization	3,375	3,377	10,127	8,974

EBITDA	43,593	40,285	83,215	35,684
Equity-based compensation (a)	208	120	677	992
Merger costs (b)	375	377	1,125	14,368
Purchase accounting (c)	250	959	1,028	42,381
Restructuring	—	—	1,475	—
Gain on extinguishment of debt	—	—	(2,131)	—

Adjusted EBITDA	$44,426	$41,741	$85,389	$93,425

(a)	Non-cash charges related to equity-based compensation, excluding approximately $8.2 million of stock based compensation expense associated with the acceleration of vesting of certain options, restricted shares and performance shares in 2007.
(b)	Represents certain costs incurred in connection with the Merger. Includes approximately $8.2 million of stock based compensation expense associated with the acceleration of vesting of certain options, restricted shares and performance shares and certain other third-party costs (primarily legal) as a result of the Merger in 2007. It includes the quarterly installment of approximately $0.4 million associated with MDP’s annual advisory fee in both years.
(c)	Includes amortization expense associated with the step up in inventory due to the Merger. The total step-up in 2007 was $40.5 million and was amortized over three months from the date of the Merger.

Reconciliation of Net Income Prior to the Impact of Merger expenses and related Purchase Accounting

	Successor	Successor	Successor	Combined
	Thirteen weeks ended September 27, 2008	Thirteen weeks ended September 29, 2007	Thirty-nine weeks ended September 27, 2008	Thirty-nine weeks ended September 29, 2007
Pre-tax income (loss)	$10,072	$4,241	$(17,896)	$(61,965)

Purchase accounting	250	959	1,028	42,381
Purchase accounting adjustments – Depreciation and amortization	3,344	2,902	9,277	7,447
Merger costs	375	377	1,125	14,368

Pro-forma pre-tax income (loss)	14,041	8,479	(6,466)	2,231
Provision for (benefit from) income taxes	4,885	2,704	(2,964)	(5,998)

Pro-forma net income (loss)	$9,156	$5,775	$(3,502)	$8,229